Capped Notes with Absolute Return Buffer	Filed Pursuant to Rule 433 Registration No. 333-234425-01
Capped Notes with Absolute Return Buffer Linked to the WTI Crude Oil Futures Contract
Hypothetical Percentage Change from the Starting Value to the Ending Value
Hypothetical Redemption Amount per Unit
Hypothetical Total Rate of Return on the Notes
-100.00%
$1.50
-85.00%
-50.00%
$6.50
-35.00%
-25.00%
$9.00
-10.00%
 -20.00%
$9.50
-5.00%
 -15.00%(1)
$11.50
15.00%
-10.00%
$11.00
10.00%
-5.00%
$10.50
5.00%
-3.00%
$10.30
3.00%
  0.00%
$10.00
0.00%
5.00%
$10.50
5.00%
10.00%
$11.00
10.00%
20.00%
$12.00
20.00%
30.00%
   $13.00(2)
30.00%
60.00%
$13.00
30.00%
80.00%
$13.00
30.00%
100.00%
$13.00
30.00%
(1)     This hypothetical percentage change corresponds to the Threshold Value
(2)     Any positive return based on the appreciation of the Market Measure cannot exceed the return represented by the Capped Value

Issuer	BofA Finance LLC (“BofA Finance”)
Guarantor	Bank of America Corporation (“BAC”)
Principal Amount	$10.00 per unit
Term	Approximately 14 months
Market Measure
The WTI Crude Oil Futures Contract. The contract that will be used to determine the Starting Value will be the contract scheduled for delivery in October 2022 (Bloomberg symbol “CLV2”), and the contract that will be used to determine the Ending Value will be the contract scheduled for delivery in November 2023 (Bloomberg symbol “CLX3”), each subject to adjustment depending on when the pricing date and the calculation day occur.

Payout Profile at Maturity
●
1:1 upside exposure to increases in the Market Measure subject to a cap.
●
A positive return equal to the absolute value of the percentage decline in the price of the Market Measure only if the Market Measure does not decline by more than 15.00% (e.g., if the negative return of the Market Measure is -5%, you will receive a positive return of +5%)
●
1-to-1 downside exposure to decreases in the Market Measure beyond a 15.00% decline, with up to 85.00% of your principal at risk

Participation Rate	100%
Threshold Value	85% of the Starting Value of the Market Measure
Capped Value	[$12.50 to $13.50] per unit, which represents a return of [25.00% to 35.00%] over the principal amount, to be determined on the pricing date
Interest Payments	None
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/70858/000148105722002461/bac-rnbdsfxccsfmyglh_3501.htm
Exchange Listing	No
You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
●
Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
●
Your potential for a positive return based on the depreciation of the Market Measure is limited. The absolute value return feature applies only if the Ending Value is less than the Starting Value but greater than or equal to the Threshold Value. Because the Threshold Value is 85.00% of the Starting Value, any positive return due to the depreciation of the Market Measure is limited to 15.00%. Any decline in the Ending Value from the Starting Value by more than 15.00% will result in a loss, rather than a positive return, on the notes.
●
Your investment return based on any increase of the Market Measure is limited to the return represented by the Capped Value
●
Payments on the notes are subject to the credit risk of BofA Finance and the credit risk of BAC, and actual or perceived changes in the creditworthiness of BofA Finance or BAC are expected to affect the value of the notes.  If BofA Finance and BAC become insolvent or are unable to pay their respective obligations, you may lose your entire investment.
●
The initial estimated value of the notes on the pricing date will be less than their public offering price.
●
If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
●
Ownership of the notes will not entitle you to any rights with respect to any commodities or futures contracts represented by or included in the Market Measure.
●
An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities.
●
Suspensions or disruptions of trading in the Market Measure or any related futures contracts may adversely affect the value of the notes.
●
Legal and regulatory changes could adversely affect the return on and value of your notes.
●
Changes in the exchange methodology related to the Market Measure may adversely affect the value of the notes prior to maturity.
●
The notes will not be regulated by the U.S. Commodity Futures Trading Commission.
●
Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.
●
The price movements in the Market Measure may not correlate with changes in WTI crude oil’s spot price.
●
The market value of the notes may be affected by price movements in distant-delivery futures contracts associated with the Market Measure.
●
Crude oil prices can be volatile as a result of various factors that we cannot control, and this volatility may reduce the market value of the notes.
Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure

BofA Finance LLC (BofA Finance) and Bank of America Corporation (BAC) have filed a registration statement (which includes a prospectus) with the Securities and Exchange Commission (SEC) for the notes that are described in this Guidebook. Before you invest, you should carefully read the prospectus in that registration statement and other documents that BofA Finance and BAC have filed with the SEC for more complete information about BofA Finance, BAC and any offering described in this Guidebook. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. BofA Finance's Central Index Key, or ClK, on the SEC website is 1682472 and BAC’s CIK on the SEC website is 70858. Alternatively, Merrill Lynch will arrange to send you the prospectus and other documents relating to any offering described in this document if you so request by calling toll-free 1-800-294-1322. BofA Finance and BAC face risks that are specific to their respective businesses, and we encourage you to carefully consider these risks before making an investment in their respective securities.